Exhibit 5.1

May 26, 2017

Red Lion Hotels Corporation

201 W. North River Drive, Suite 100

Spokane, Washington 99201

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Red Lion Hotels Corporation (the “Company”) in connection with the preparation of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission, with respect to the registration under the Act of 300,000 shares of Common Stock of the Company (the “Shares”) to be issued under the Company’s 2008 Employee Stock Purchase Plan, as amended (the “Plan”).

We have examined the Registration Statement and the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company’s Common Stock registered by this Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly and validly authorized and reserved for issuance and will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Fox Rothschild LLP

FOX ROTHSCHILD LLP